Exhibit 99.1

Zale Corporation Announces Holiday Results

Solid comp performance in core Zales and Peoples brands with overall significant gross margin improvement

  Zales branded stores up 4.4 percent; Peoples branded stores up 2.0 percent at constant exchange rates
  Overall comparable store sales up 2.0 percent at constant exchange rates
  Second quarter gross margin expected to be approximately 200 basis points higher than the prior year quarter
  Second quarter operating margin expected to be approximately 100 basis points higher than the prior year quarter

DALLAS--(BUSINESS WIRE)--January 10, 2014--Zale Corporation (NYSE: ZLC) today announced that comparable store sales increased 2.0 percent at constant exchange rates, or 0.7 percent on a U.S. dollar reported basis, for the combined months of November and December 2013. This increase follows a 1.6 percent increase at constant exchange rates, or a 2.3 percent increase on a U.S. dollar reported basis, in the prior year period.

Revenues for the two-month period were $556 million compared to $567 million in the same period last year. The decrease in revenues is primarily due to the net decrease of 91 stores compared to last year and a decline in the Canadian exchange rate, partially offset by the two percent constant currency comparable store sales growth.

“During the holiday period, we maintained our focus on increasing exclusive product penetration, driving gross margin improvement and building our core national brands,” commented Chief Executive Officer Theo Killion. “We executed a solid holiday season despite a challenging retail environment. Our holiday performance gives us confidence we can achieve our financial expectations for the fiscal year.”

Second Quarter Fiscal 2014 Outlook

For the quarter ending January 31, 2014, the company expects gross margin to be approximately 52.6 percent, or 200 basis points higher than the prior year quarter. This improvement is primarily the result of efficiencies gained from our merchandise sourcing program, discipline around promotional activities and a favorable commodity cost environment. Operating margin is expected to be approximately 8.6 percent, or 100 basis points higher than the prior year quarter.

Holiday Selling Period Comparable Store Sales Detail

  Zales branded stores, consisting of Zales Jewelers and Zales Outlet, posted a comparable store sales increase of 4.4 percent, compared to an increase of 3.1 percent in the same period last year.
  U.S. Fine Jewelry brands, consisting of Zales Jewelers, Zales Outlet and Gordon’s Jewelers, posted a comparable store sales increase of 3.5 percent. This increase follows a 2.2 percent rise in the same period last year.
  Peoples branded stores posted a comparable store sales increase of 2.0 percent at constant exchange rates, following a 1.5 percent increase in the same period last year. On a U.S. dollar reported basis, comparable store sales decreased 4.5 percent, following a 5.1 percent increase in the same period last year.
  Canadian Fine Jewelry brands, consisting of Peoples Jewellers and Mappins Jewellers, posted a comparable store sales increase of 0.5 percent at constant exchange rates, following a decline of 0.7 percent in the same period last year. On a U.S. dollar reported basis, comparable store sales decreased 5.9 percent, following a 2.7 percent increase in the same period last year.
  Piercing Pagoda, our Kiosk Jewelry business, posted a comparable store sales decline of 5.1 percent. In the same period last year, comparable store sales rose 1.7 percent.

All comparable store sales include the associated ecommerce businesses.

Conference Call

Zale management will host a conference call today at 9:00 a.m. ET to discuss holiday results. The conference call will be broadcast live over the internet and can be accessed, along with a slide presentation, on the Investor Relations section of the company’s web site at www.zalecorp.com. In addition, you can listen to the call live by dialing 877-545-6744 (within the United States) or 706-634-1959 (for international callers), passcode 30420960. The webcast will be archived shortly after the conference call concludes and will be available on the company’s web site. For additional information, contact Investor Relations at 972-580-4391.

Zale Scheduled to Speak at ICR XChange Conference

Zale management is scheduled to speak at the 16th Annual ICR XChange Conference at the JW Marriott Orlando Grande Lakes in Orlando, Florida on Monday, January 13, 2014 at 4:00 p.m. ET. A live audio webcast of the presentation, as well as a replay, will be available on the company’s web site at www.zalecorp.com via the Investor Relations homepage.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,680 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com, and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expected operating performance, expenses, margins, profitability, earnings, interest expense, effective tax rate, merchandising and marketing initiatives and industry growth forecasts. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; if the Company does not achieve targeted sales growth its operating results and earnings will be adversely impacted; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2013, and subsequent reports on Forms 10-Q and 8-K. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations